Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: [website omitted]

FOR IMMEDIATE RELEASE
NEWS

New York Stock Exchange
*   Common    -  MHR
American Stock Exchange
*   Warrants   -  MHR/WS/A

MAGNUM HUNTER INCREASES 2004 CAPITAL
EXPENDITURE BUDGET BY $20 MILLION TO $220 MILLION

FUNDING TO BE FROM RECORD LEVEL OF 2004
CASH DERIVED FROM OPERATING ACTIVITIES

Irving, Texas, October 5, 2004, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today that its Board of Directors has approved an increase in the Company’s capital expenditure budget for fiscal year 2004 by $20 million from $200 million to $220 million.

Seventy-five percent of the $20 million increase will be directed to the Company’s Gulf of Mexico (“GOM”) drilling activities on lease blocks acquired from the Minerals Management Service over the last four years. Magnum Hunter and its industry partners have continued to increase their drilling efforts in the GOM this year in an effort to take full advantage of the continuing higher commodity price environment.

Magnum Hunter’s 2004 capital budget will be funded entirely from the Company’s record high levels of cash flows from operating activities for fiscal year 2004, based upon management’s current estimate of production and commodity prices for the remainder of the year. It is the Company’s plan to use available cash beyond what is required to fund the 2004 capital expenditure budget for further reductions to outstanding long-term indebtedness.

The revised 2004 capital expenditure budget will be broken down by operating region as follows:

2004 Capital Budget
(Millions)
Gulf of Mexico	$125
Southeast New Mexico	37
West Texas	28
Mid-Continent	14
Gulf Coast (Onshore)	16

Total	$220

The Company has budgeted to participate in the drilling of approximately 150 new wells during 2004, including 40 wells offshore in the shallow water GOM and 110 wells onshore, primarily in Southeastern New Mexico, West Texas and the Texas Panhandle. In the GOM, 31% of the anticipated capital expenditures will be spent on drilling, 30% on completion operations, and 39% on new leases and facilities. Of the planned 40 GOM wells 32 are deemed exploratory and 8 are developmental. Onshore, 108 of the 110 planned new wells for 2004 are deemed development.

Commenting on the increase in the 2004 capital expenditure budget, Mr. Richard R. Frazier, Executive Vice President and Chief Operating Officer of Magnum Hunter stated, “Commodity prices received during 2004 from our daily production mix has exceeded all previous estimates. Our net daily oil and gas production is currently in the 250 Mmcfe per day range. We continue to divest of non-strategic and high-operating cost properties which allow our net margins to continue to improve. We are on track to grow our net daily production by an annual rate of almost 10%. With the recently announced EnCana and Permian acquisitions, Magnum Hunter’s total proved reserves are just over 1 Tcfe. Even though we have been drilling higher risk prospects, our management team has been able to continue to maintain a very high drilling success rate of 96% during 2004 with a total of 118 wells completed successfully, out of 123 wells drilled through August 31, 2004.”

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.‘s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: M. BRADLEY DAVIS
SENIOR VICE PRESIDENT – CAPITAL MARKETS (972) 401-0752